INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT made this                day of                 , 2023 between Aristotle Funds Series Trust (the “Trust”), a Delaware statutory trust, and Aristotle Investment Services, LLC (the “Adviser”), a Delaware limited liability company (the “Agreement”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series representing interests in a separate portfolio of securities and other assets (each a “Fund” and together, the “Funds”);

WHEREAS, the Trust may offer shares of additional series in the future;

WHEREAS, the Trust desires to avail itself of the services of the Adviser for the provision of investment advisory services for the Trust; and

WHEREAS, the Adviser is willing to render such services to the Trust.

NOW, THEREFORE, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

1.	Appointment. The Trust hereby appoints the Adviser to provide the investment advisory services specified in this Agreement and the Adviser hereby accepts such appointment.

2.

Duties. The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. The Adviser may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies.

3.	Investment Advisory Services.

(a)

The Adviser shall provide to the Trust investment guidance and policy direction in connection with the management of the Funds, including oral and written research, analysis, advice, and statistical and economic data and information.

(b)

Consistent with the investment objectives, policies and restrictions applicable to the Trust and its Funds, the Adviser will determine the securities and other assets to be purchased or sold or other techniques to be utilized (including, but not limited to, the incurrence of leverage and securities lending) by each Fund of the Trust and will determine what portion of each Fund shall be invested in securities or other assets, and what portion, if any, should be held uninvested.

The Trust will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory clients of the Adviser. It is understood that the Adviser will not, to the extent inconsistent with applicable law, use any material nonpublic information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates.

(c)

The Adviser also shall provide to the officers of the Trust administrative assistance in connection with the operation of the Trust and the Funds, which shall include (i) compliance with all reasonable requests of the Trust for information, including information required in connection with the Trust’s filings with the Securities and Exchange Commission and state securities commissions, and (ii) such other services as the Adviser shall from time to time determine to be necessary or useful to the administration of the Trust and Funds.

(d)

As manager of the assets of the Funds, the Adviser shall make investments for the account of the Funds in accordance with the Adviser’s best judgment and within the investment objectives, policies, and restrictions set forth in the Prospectus, the 1940 Act, any applicable SEC rules, exemptive relief, no-action letters or other guidance, and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Trust’s Board of Trustees (the “Board”).

(e)

The Adviser shall furnish to the Board periodic reports on the investment performance of the Trust and its Funds and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Trust’s officers or Board shall reasonably request.

(f)

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other of its clients, the Adviser, to the extent permitted by applicable law, may, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to seek to obtain the best execution of the order or lower brokerage commissions or other transaction costs, if any. The Adviser may also on occasion purchase or sell a particular security or other investment for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Trust and to such other customers.

(g)

The Adviser may cause a Fund to pay a broker which provides brokerage and research services to the Adviser a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the Adviser determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Adviser’s overall responsibilities to the Trust and any other of the Adviser’s clients.

(h)

The Adviser may itself, or may cause a Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, the Adviser may represent a Fund on a creditors’ (or similar) committee.

(i)

The Adviser shall have sole authority to exercise whatever powers the Trust may possess with respect to any of the assets of a Fund, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer.

(j)

In the event that the Adviser wishes to select others to render investment advisory services, the Adviser shall analyze, select and recommend for consideration and approval by the Board investment advisory firms (however organized) to provide investment advice to one or more of the Funds, and, at the expense of the Adviser (subject to Section 5 of this Agreement), engage (which engagement may also be by the Trust) such investment advisory firms to render investment advice and manage the investments of such Fund and the composition of each such Fund’s portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, in accordance with the Fund’s investment objective or objectives and policies as stated in the Trust’s current registration statement and consistent with the provisions of this Agreement (any such firms approved by the Board and engaged by the Trust and/or the Adviser are referred to herein as “Sub-Advisers”).

(k)

The Adviser shall periodically monitor and evaluate the performance of any Sub-Advisers under their respective portfolio management agreements with respect to the investment objectives and policies of the Fund and render to the Board of the Trust such periodic and special reports as the Board may reasonably request in connection with such monitoring and evaluation.

(l)

The Adviser shall, if appropriate, analyze and recommend for consideration by the Trust’s Board termination or modification of a contract with a Sub-Adviser under which the Sub-Adviser provides investment advisory services to one or more of the Fund (a “Sub-Advisory Agreement”).

4.

Liability. The Adviser shall give the Trust the benefit of the Adviser’s best judgment and efforts in rendering services under this Agreement. The Adviser may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Adviser’s undertaking to render services under this Agreement, the Trust agrees that neither the Adviser nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Adviser’s duties, or by reason of reckless disregard of the Adviser’s obligations and duties under this Agreement. This provision shall govern only the liability to the Trust of the Adviser and that of its members, officers, directors, and employees, and shall in no way provide a defense for any other person including persons that provide services for the Trust as described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Adviser nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission by a Sub-Adviser or any of the Sub-Adviser’s members, officers, directors, or employees connected with or arising out of any services rendered under a Sub-Adviser Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Investment Adviser’s duties under this Agreement, or by reason of reckless disregard of the Investment Adviser’s obligations and duties under this Agreement.

5.

Expenses. The Trust shall be responsible for all of its expenses and liabilities, including compensation of its Trustees who are not affiliated with the Adviser, the Distributor or any of their affiliates; taxes and governmental fees; interest charges; fees and expenses of the Trust’s independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Trust), transfer agent, registrar and dividend disbursing agent of the Trust; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in the Trust; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses. Notwithstanding the foregoing, the Trust may enter into a separate agreement, which shall be controlling over this Agreement, pursuant to which some or all of the foregoing expenses of this Section 5 shall be the responsibility of the other party or parties to that agreement.

6.

Calculation of Fees. In consideration of the services to be rendered by the Adviser under this Agreement, each Fund of the Trust shall pay the Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund, during the preceding month, at the annual rates provided for in Exhibit A hereto, as such Exhibit A may be amended from time to time.

If the fees payable to the Adviser pursuant to this Section 6 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be pro-rated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day a Fund is open for business or as otherwise provided in the Trust’s Prospectus.

7.	Effectiveness and Termination.

(a)

This Agreement shall take effect with respect to each Fund as of the close of business on the date indicated above (and, with respect to any amendment, or with respect to any additional fund, the date of the amendment or supplement hereto), and shall remain in effect, unless sooner terminated as provided herein, until the earlier of two years from such date (or, with respect to any additional fund, for two years from the date of the supplement), and shall continue thereafter on an annual basis with respect to the Fund provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Board; and (ii) by the vote, cast at a meeting called for such purpose, of a majority of the Fund’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder with respect to the Fund in a manner consistent with the 1940 Act.

(b)

This Agreement may be terminated, with respect to a Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by a vote of a majority of the entire Board on 60 days’ written notice to the Adviser, or by the Adviser on 60 days’ written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.

Non-Exclusivity. The services of the Adviser to the Trust under this Agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to other investment companies and other clients. Except to the extent necessary to perform the Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9.

Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent.

10.

Use of Name. It is understood that the names “Aristotle Investment Services, LLC” or “Aristotle” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by the Adviser or its affiliates are the valuable property of the Adviser and its affiliates, and that the Trust and/or the Funds may use such names (or derivatives or logos) only as permitted by the Adviser.

11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

12.

Miscellaneous. This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or any rule or order of the SEC under either of the foregoing, or the Commodity Exchange Act, or any rule or order of the Commodity Futures Trading Commission thereunder.

(a)

Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of Delaware, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

(b)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereto, such provisions with respect to other parties hereto shall not be affected thereby.

(c)

The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect. No person other than the Trust and the Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Trust (including without limitation any shareholder in a Fund) any direct, indirect, derivative, or other rights against the Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any person other than the Trust, all of which rights, benefits, duties, and obligations are hereby expressly excluded. If another fund or funds are added to this Agreement, this provision shall be interpreted to apply to each such fund as it applies to the Trust, in each case on a separate (and neither jointly nor joint and several) basis with respect to the Trust and each such other fund.

13.

Attorney in Fact. The Fund hereby appoints the Adviser, acting with the standard of care owed under this Agreement, as its attorney in fact with full power of substitution to pursue on behalf of the Trust any claim, recovery, restitution, or similar action or relief (each, a “Claim”) related to or concerning the Trust or any Fund asset, holding, trade, trade settlement, cash or account of any type, against any counterparty or similar party, or any Claim related to the Adviser’s services to the Trust, including, without limitation, any bankruptcy, insolvency or similar action or proceeding; provided, however, that the Adviser shall obtain approval from the Board before taking any further actions in pursuit of a Claim which results in substantial costs to the Fund.

14.

Force Majeure. The Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its reasonable control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, epidemics or pandemics, fire, flood, hurricane, catastrophe, natural disaster, acts of God, insurrection, war, international conflict, terrorism, riot, or failure of communication, power supply, or other critical infrastructure. In the event of equipment breakdowns beyond its reasonable control, the Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

ARISTOTLE INVESTMENT SERVICES, LLC

By:
Name: Kim St. Hilaire
Title: Chief Operating Officer
Date:

ARISTOTLE FUNDS SERIES TRUST

By:
Name: Richard Schweitzer
Title: President
Date:

Aristotle Advisory Agreement Signature Page

Exhibit A

(to the Investment Advisory Agreement between Aristotle Funds Series Trust and Aristotle Investment Services, LLC)

Fund	Annual Investment Advisory Fee Rate (as a percentage of average daily net assets)
Aristotle Portfolio Optimization Conservative Fund	0.20%
Aristotle Portfolio Optimization Moderate Conservative Fund	0.20%
Aristotle Portfolio Optimization Moderate Fund	0.20%
Aristotle Portfolio Optimization Growth Fund	0.20%
Aristotle Portfolio Optimization Aggressive Growth Fund	0.20%
Aristotle Core Income Fund	0.50%
Aristotle Floating Rate Income Fund	0.62%
Aristotle Short Duration Income Fund	0.40%
Aristotle Strategic Income Fund	0.59%
Aristotle Small/Mid Cap Equity Fund	0.70%
Aristotle Ultra Short Income Fund	0.25%
Aristotle ESG Core Bond Fund	0.38%
Aristotle High Yield Bond Fund	0.60%
Aristotle Small Cap Equity Fund II	0.70%
Aristotle Growth Equity Fund	0.55%
Aristotle Value Equity Fund II	0.60%
Aristotle International Equity Fund II	0.70%
Aristotle/Saul Global Equity Fund II	0.70%
Aristotle Core Equity Fund II	0.50%
Aristotle High Income Fund	0.47%

Effective:                 , 2023

A-1